EXHIBIT 10.1

FORM OF
DEFERRED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as _______________ (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (the “Company”), and you (the “Director”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Non-Employee Director Equity Compensation Plan amended and restated as of June 5, 2012 (the “Plan”). The parties hereby agree as follows:
1.    Grant of Units.
Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Director the number of Deferred Stock Units (“Units”) reflected in the Director’s grant statement, the terms and conditions of which statement are incorporated as a part of this Agreement. The Units comprising this award will be recorded in an unfunded Units account in the Director’s name maintained on the books of the Company (“Account”). Each Unit represents the right to receive one share of the Company’s $0.0001 par value Class A Common Stock (“Common Shares”) under the terms and conditions set forth below.
2.    Vesting.
The interest of the Director in the Units is fully vested on grant.
3.    Transfer Restrictions.
The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.
4.    Stockholder Rights.
Prior to the time that the Director’s Units are settled and the Company has issued Common Shares relating to such Units, the Director will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units.
5.    Dividend Equivalents.
Until such time as the Units are released to the Director, the Company will pay the Director a cash amount equal to the number of Units granted hereunder times any per share dividend payment made to shareholders of the Company’s Common Shares as long as the Director continues to hold such Units on the dividend payment date. Such payments shall be made by the end of the year in which dividends are paid to shareholders.
6.    Changes in Stock.
In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the

Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Director’s Account as provided in the Plan. The adjustment provided under this Section 6 will be nondiscretionary and final and binding on all interested parties, including the affected Director and the Company; provided that the Committee will determine whether an adjustment is appropriate.
7.    Form and Timing of Payment.
The Company shall pay on the fourth anniversary of the Grant Date, _____________, a number of Common Shares equal to the aggregate number of Units granted under this Agreement. In the event the Director has a Termination from Service before the fourth anniversary of the Grant Date, payment shall be made within 60 days of the Director’s Termination from Service.
A Director may elect, at a time and in a form prescribed by the Company, to defer settlement of the Deferred Stock Units until a specified anniversary of the Grant Date later than the fourth anniversary or until the Director’s Termination from Service after the fourth anniversary of the Grant Date. Notwithstanding any such election, in the event of the Director’s Termination from Service, the Deferred Stock Units shall be settled within 60 days of the Director’s Termination from Service. In order to be effective, any such election to defer settlement until after the fourth anniversary of the Grant Date must be made no later than December 31 of the year prior to the Annual Meeting of shareholders on which the Award is made or at such other time specified by the Committee. Once the deadline for electing has passed, an election as to time of payment is irrevocable.
In the event a Director is a specified employee for purposes of Code section 409A(a)(2)(B)(i) at the time of his or her Termination from Service, any payment required to be made on Termination from Service shall be made on the first day of the seventh month following Termination from Service.
8.    Compliance with Law.
No Common Shares will be delivered to the Director unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws, including, without limitation, any rule, regulation or procedure of the U.S. national securities exchange upon which the Common Shares are traded or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company. The Company reserves the right to impose other requirements on the Units, any Common Shares acquired or payment made pursuant to the Units, and the Director's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable to comply with applicable laws. Such requirements may include (but are not limited to) requiring the Director to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
9.    Taxes.
The Director shall be liable for any and all U.S. and foreign income and social taxes, including any required withholding taxes, arising out of this grant or the issuance of the Common Shares hereunder. To the extent withholding is required under applicable law, the Company is authorized to deduct the amount of tax withholding from the amount payable to the Director upon payment of dividend equivalents and settlement of the Units, or to obtain withholdings in any other method permitted by the Plan. Unless problematic under applicable law or accounting rules, the Company shall withhold from the total number of Common Shares the Director is to receive the value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate or, to the extent permitted by applicable accounting principles, at up to the maximum applicable withholding rate. In accordance with U.S. federal income tax withholding requirements, the Company shall withhold on amounts payable to Directors who are considered U.S. nonresident aliens under Code Section 7701(b).
10.    Data Authorization.
The Director acknowledges and consents to the collection, use, processing and transfer of personal data in electronic or other form, as described in this paragraph. The Company and its affiliates hold certain personal information about the Director, including the Director’s name, home address and telephone number, date of birth, social insurance number, remuneration, nationality, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Director’s favor, for the purpose of managing and administering the Director's participation in the Plan (“Data”). The Company and/or its affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Director’s participation in the Plan, and the Company and/or its affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere, such as the United States. The Director authorizes such third party recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Director’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Director’s behalf to a broker or other third party with whom the Director may elect to deposit any shares of stock acquired pursuant to the Plan. This authorization is provided by the Director solely in connection with and for the purposes of implementation, administration and management of the Plan. The Director may, at any time, review Data, require any necessary amendments to it, inquire about the safety measures taken to protect the Data, or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Director’s ability to participate in the Plan, but will not otherwise impact the Director's service with the Company.
11.    Section 409A.
The Company may at its sole discretion amend or replace this Agreement to cause the Agreement to comply with Code section 409A. The Agreement shall be construed and administered consistent with Code section 409A or an exemption from Code section 409A. This section does not create an obligation on the part of the Company to modify the terms of the Agreement, and the Company shall have no liability in the event the Agreement results in adverse tax consequences to the Director under Code section 409A.
12.    Miscellaneous.
(a)    All amounts credited to the Director’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Director’s interest in the Account shall make the Director only a general, unsecured creditor of the Company.
(b)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Executive Vice President, Total Rewards.
(d)    This Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By ___________________________
Name
Title

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